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                                                                 EXHIBIT 4.8


                AMENDED AND RESTATED LICENSE AND SUPPLY AGREEMENT


This AMENDED AND RESTATED LICENSE AND SUPPLY AGREEMENT (this "Agreement"), made the 29th day of March, 2002 ("Effective Date") by and between Eli Lilly and Company, an Indiana corporation located at Lilly Corporate Center, Indianapolis, Indiana (hereinafter referred to as "Lilly"), and Amarin Corporation, plc, a British corporation located at 7 Curzon Street, London W1J 5HG, United Kingdom (hereinafter referred to as "Amarin").

WHEREAS, Lilly has certain intellectual property rights in a pharmaceutical product called Permax(R) (pergolide mesylate), useful in the management of the signs and symptoms of Parkinson's disease, and own and/or controls certain patent rights, trademarks and Know-How (as hereinafter defined) relating thereto;

WHEREAS, Lilly granted Athena Neurosciences, Inc., a Delaware corporation then located at 800 F Gateway Boulevard, South San Francisco, California ("Athena") an exclusive license to market Permax(R) in the Territory (as hereinafter defined) and agreed to supply Athena with Permax(R) (collectively, "License and Supply Rights") on the terms and conditions set forth in that certain License and Supply Agreement between Lilly and Athena, dated April 16, 1993 ("Original License Agreement");

WHEREAS, Athena agreed to pay Lilly $36,000,000.00 and to comply with certain terms and conditions of the Original License Agreement in consideration of the License and Supply Rights;

WHEREAS, Athena paid Lilly the $36,000,000.00 under the terms of the Original License Agreement and the letter amendment between Lilly and Athena, dated


CERTAIN PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. SUCH PORTIONS HAVE BEEN MARKED AS [*] IN THE TEXT OF THIS EXHIBIT. THE OMITTED CONFIDENTIAL INFORMATION HAS BEEN FILED SEPARATELY WITH THE US SECURITIES AND EXCHANGE COMMISSION.

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March 24, 1994 ("First Amendment"),  which amended the Original License
Agreement;

WHEREAS, Lilly and Athena agreed to further amend the terms and conditions of the Original Agreement and First Amendment, under the terms and conditions of that certain Second Amendment To License And Supply Agreement between Lilly and Athena, dated as of May 31, 1995 ("Second Amendment"), and the terms and conditions of that certain Amendment To License And Supply Agreement between Lilly and Athena, effective March 23, 1998 ("Third Amendment", which together with the Original License Agreement, the First Amendment, the Second Amendment, and the Third Amendment, shall hereinafter be collectively referred to as the "Athena License Agreement");

WHEREAS, effective January 1, 1999, under the terms and conditions of an asset transfer agreement, Athena assigned all of its rights, obligations, and interest in the Athena License Agreement to Elan Pharmaceuticals, Inc., a Delaware corporation located at 800 Gateway Boulevard, South San Francisco, California (hereinafter referred to as "Elan"), and Elan assumed all of Athena's rights, obligations, and interest in the Athena License Agreement;

WHEREAS, Elan granted Amarin an option to secure all of Elan's rights, obligations, and interest under the Athena License Agreement, and appointed Amarin as Elan's exclusive distributor for Permax(R), all pursuant to a Distribution, Marketing, and Option Agreement between Elan and Amarin, dated May 17, 2001, as amended on September 30, 2001 ("Option Agreement");

WHEREAS, Lilly consented to the Option Agreement and further amended the Athena License Agreement, pursuant to and under the terms and conditions of that certain Written Consent and Amendment of License Agreement between Lilly and Elan, effective June 30, 2001 ("Fourth Amendment", which together with



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the Athena License  Agreement shall  hereinafter be collectively referred to as the "Elan License Agreement");

WHEREAS, NOW, Amarin desires to exercise its right under the Option Agreement to secure and assume all of Elan's rights, obligations and interest in the Elan License Agreement, except for the Elan Retained Rights ("Option"); and

WHEREAS, NOW, Lilly is willing to consent to the exercise by Amarin of the Option conditioned upon Amarin executing and entering into this Agreement (which by its terms and upon execution will amend and restate the Elan License Agreement in its entirety relative to the rights and obligations assigned to Amarin), and Elan, simultaneously, executing and entering into and that Consent to Assignment and Limited Guaranty (under which Elan guarantees, for a limited time period, Amarin's performance under this Agreement, and Elan affirms certain of its obligations (e.g. continuing confidentiality obligation)) ("Guaranty"):

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto mutually agree as follows:

                                    ARTICLE 1
                    INCORPORATION OF RECITALS AND DEFINITIONS

1.-- The recitals, hereinabove, are incorporated into this Agreement by reference.

1.01 "Affiliate" shall mean any company or entity controlled by, controlling or under common control with a party to this Agreement and shall include, without limitations (i) any company more than fifty percent (50%) of whose voting stock or other ownership interest is owned or controlled, directly or indirectly, by either party; (ii) any company that own or controls, directly or indirectly, more than fifty percent (50%) of the voting stock of either party; and (iii) any company the



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majority ownership of which is directly or indirectly common to the ownership of either party.

1.02 "ANDA" shall mean an abbreviated new drug application for Permax(R) filed with the FDA pursuant to the Code of Federal Regulations.

1.03 "Bulk Substance" shall mean the bulk active ingredient with the generic name pergolide mesylate.

1.04 "Bulk Tablets" shall mean Bulk Substance formulated into finished tablets.

1.05 "Development Agreement" means that certain Development and Marketing Agreement dated May 23, 1998, by and between Lilly and Athena, under which Lilly and Athena agreed to develop and market a Permax Patch, which was terminated by Lilly on June 9, 1999. Through an assignment, Elan became a successor-in-interest to Athena's rights and obligations under the Development Agreement.

1.06 "Elan Retained Rights" shall mean Lilly's Know-How and Patent Rights to the extent the foregoing is reasonably required or necessary for the research, development, manufacture and/or commercialization of the Permax Patch, as such Know-How and Patent Rights were licensed or otherwise transferred to Elan under the Elan License Agreement and/or the Development Agreement.

1.07 "Effective Date" shall have the meaning ascribed to such term in the Recitals.

1.08 "FDA" means the United States Food and Drug Administration or any successor thereof.



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1.09  "Formulate" means the process by which Bulk Substance is converted into
Bulk Tablets.

1.10 "Improvements" means inventions and discoveries related specifically to Permax(R) including but not limited to: new/additional dosage forms, formulations, salts, delivery systems, pro-drugs, analogues, process improvements and clinical indications, whether or not patentable, developed or acquired by a party and/or its Affiliates and sublicensees prior to or during the term of this Agreement.

1.11 "Know-How" means all data, instructions, processes, formulae, expert opinions, and information (and manufacturing, formulation or packaging, as appropriate, if licenses for such activities are granted pursuant to this Agreement) not generally known and reasonably necessary for the use and/or sale of Permax(R) by Amarin in the possession of Lilly. Know-How shall include, without limitation, marketing costs and marketing expense data, sales information, distribution information, biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, safety, quality control, clinical data, and trade secrets. Notwithstanding, Know-How shall exclude Retained Know-How, until the Elan Retained Rights are assigned to Amarin under a separate assignment agreement between Amarin and Elan.

1.12 "Margin" when referring to Amarin's or Elan's Margin shall mean, with respect to any Year, a percentage equal to (i) Amarin's or Elan's combined Net Sales of all Pack presentations less the combined Supply Price for these Net Sales divided by (ii) Amarin's or Elan's combined Net Sales of all Pack presentations and when referring to Lilly's Margin shall mean, with respect to any Year, a percentage equal to (i) the combined Supply Price for the Permax(R) sold to Amarin hereunder less Lilly's combined cost of manufacturing such Permax(R) divided by the combined Supply Price for the Permax(R) sold to Amarin.



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1.13 "NDA" means a new Drug Application as filed with the FDA pursuant to the
Code of Federal Regulations.

1.14 "Net Sales" shall mean the aggregate gross sales of Permax(R) by a party and its Affiliates (other than sales among a party and its Affiliates) determined in accordance with Generally Accepted Accounting Principles, consistently applied, provided that Net Sales for purposes of Amarin shall be reduced by the difference between the aggregate sales made directly to patients through any mail order retail pharmacy owned, controlled by or Affiliated with Amarin and the equivalent Net Wholesale Price of these sales, less: cash, trade or quantity discounts; sales, use, tariff, or other excise taxes imposed upon particular sales; transportation charges; and other credits or allowances, including those granted on account of prices, adjustments, returns of rebates, if any are incurred or granted.

1.15 "Net Wholesale Price" shall mean the price for Permax(R) offered by Lilly or Amarin, as applicable, to authorized wholesalers in the Territory.

1.16 "Pack" shall mean a package containing a number of Permax(R) tablets in final packaging form ready for supply to wholesalers, retailers or customers.

1.17 "Package" or "Packaging" shall mean the conversion of Bulk Tablets into finished Packs for sale.

1.18 "Patent Rights" shall mean any and all patent applications heretofore filed or having legal force in the Territory owned by or licensed to Lilly as set forth in EXHIBIT A or to which Lilly otherwise acquired rights, which pertain to the manufacture, use or sale of Permax(R) in the Territory, together with any and all patents that have issued or in the future issue therefrom, including certificates of inventions and any and all divisions, continuations, continuations-in-part, extensions, reissues or additions to any of the aforesaid patents and patent


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applications. Notwithstanding, Patent Rights shall exclude Retained Patent
Rights, until Elan Retained Rights are assigned to Amarin under a separate assignment agreement between Amarin and Elan.

1.19 "Permax(R)" shall mean any pharmaceutical formulation containing pergolide mesylate, chemically designated as 8a-[ (Methylthio)methyl] -6-propylergoline monomethanesulfonate, currently sold under the registered trademark Permax(R) or subsequently introduced and sold in the Territory. Notwithstanding, Permax(R) shall exclude any rights to or interest in the Permax Patch, until such rights and interest are assigned to Amarin under a separate assignment agreement between Amarin and Elan.

1.20 "Permax Patch" shall mean any transdermal patch used for the delivery of a formulation of the human pharmaceutical product in which the active ingredient is pergolide mesylate.

1.21 "Programs" shall mean Amarin's indigent supply program and Amarin's physician courtesy supply program, as each is in effect from time to time In Amarin's sole discretion.

1.22 "Retained Know-How" shall mean Know-How to the extent the foregoing is reasonably required or necessary for the research, development, manufacture and/or commercialization of the Permax Patch.

1.23 "Retained Patent Rights" shall mean Patent Rights to the extent the foregoing is reasonably required or necessary for the research, development, manufacture and/or commercialization of the Permax Patch.

1.24 "Samples" shall mean 30 count 0.05 mg strength and 30 count 0.25 mg strength Packaged Bulk Tablets (or other presentations of Packaged Bulk Tablets as may be agreed by Amarin and Lilly) for sampling to physicians.



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1.25 "Specifications" shall mean the manufacturing specifications for Permax(R)
as set forth in Exhibit B and in Lilly's NDA for Permax(R). If Amarin obtains its ANDA, the Specifications shall be the manufacturing specifications for Permax(R) as set forth in Amarin's ANDA, provided that such specifications are not different than the Specifications in effect immediately prior to Amarin obtaining its ANDA unless Lilly has given its prior written consent to such change.

1.26 "Supply Price" shall mean the price which Lilly charges Amarin for Packs, Bulk Tablets, Bulk Substance or Samples determined in accordance with Section
6.1 and 6.4.

1.27 "Territory" shall mean the United States of America, its territories and possessions, including Puerto Rico.

1.28 "Year" shall mean any calendar year during the term of this Agreement except that the first calendar year of this Agreement shall be pro-rated from the Effective Date through December 31, 2002.

                                    ARTICLE 2
                          LICENSE AND KNOW-HOW TRANSFER

2.1 Lilly hereby grants to Amarin and Amarin hereby accepts an exclusive paid-up license, with the right to sublicense, under the Patent Rights and Lilly's Know-How, to use, promote, market and sell Permax(R) (excluding only the Elan Retained Rights) in the Territory in accordance with the terms and conditions set forth in this Agreement, provided that such right to sublicense is effective only after Amarin has its own ANDA approved by FDA or equivalent regulatory authorization in the Territory. Lilly also hereby grants to Amarin and Amarin hereby accepts a paid-up sole license to exclusively distribute Permax(R) (excluding only the Elan Retained Rights) in the Territory in accordance with the



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terms and conditions set forth in this Agreement, except for Lilly's right to distribute Permax(R) for its sales to Amarin and its own sales outside the Territory; provided, however, that Amarin shall also have the right to sublicense after it has its own ANDA approved by FDA or equivalent regulatory authorization in the Territory. If Amarin exercises its right to acquire Bulk Substance or Bulk Tablets as provided in Section 5.3, Lilly shall grant to Amarin a paid-up sole license, with a right to sublicense, under the Patent Rights and Lilly's Know-How to Formulate the Bulk Substance into Bulk Tablets and/or to Package the Bulk Tablets, as appropriate, to allow Amarin to exercise its rights in accordance with the terms and conditions set forth in this Agreement. Notwithstanding any other provision of this Agreement, if Elan assigns all of its rights to and interest in the Elan Retained Rights to Amarin and causes all persons to whom Elan has transferred any right or interest in the Elan Retained Rights to assign all of such rights and interests to Amarin, then the licenses described in the prior sentences shall include the Elan Retained Rights.

2.2 Lilly is the owner of United States trademark registration No. 1382020 for the mark Permax(R) (the "Mark"). Subject to the terms and conditions of this Agreement, Lilly hereby grants to Amarin an exclusive license to use the Mark in the Territory during the term of this Agreement. Provided this Agreement is not terminated by Amarin pursuant to Section 14.2 or by Lilly pursuant to Section 14.3, Amarin's license to use the Mark shall survive the termination of this Agreement for a period of five (5) years. Thereafter, Lilly shall assign to Amarin all United States rights, title and interest in the Mark, provided Amarin did not terminate this Agreement pursuant to Section 14.2 or Lilly did not terminate this Agreement pursuant to Section 14.3. The foregoing shall not convey any rights to Amarin to use the Mark outside the Territory and shall not limit Lilly's use of the Mark outside the Territory. Amarin agrees to use the Mark in accordance with applicable state and federal laws and regulations and reasonable quality standards established by Lilly and provided to Amarin.



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2.3 Amarin understands and acknowledges that Elan is retaining the Elan Retained
Rights under the terms and conditions of the Elan License Agreement. Amarin also acknowledges that Elan and Amarin are currently negotiating in good faith for Elan (and/or any person to whom Elan has transferred any interest in the Elan Retained Rights) to assign all of the Elan Retained Rights to Amarin under the terms and conditions of a separate assignment agreement. Amarin agrees that if Elan or any other person (including, without limitation, Elan Affiliates or joint ventures in which Elan owns any interest) assigns to Amarin Retained Know-How and/or Retained Patent Rights, such Retained Know-How and Retained Patent Rights shall be deemed Know-How and Patent Rights, respectively, as defined in this Agreement, and subject to the terms and conditions of this Agreement, and Lilly hereby consents to such assignment.

2.4 Lilly shall make available to Amarin, promptly upon Amarin's request, the Know-How not provided to Athena or Elan prior to the Effective Date, as necessary to exercise its rights and comply with its responsibilities under this Agreement.

                                    ARTICLE 3
                                    MARKETING

3.1 During the term of this Agreement and for a period of five (5) years after its termination, Amarin agrees that it will not sell pergolide outside the Territory. Lilly agrees that it will not sell pergolide in the Territory during the term of this Agreement and for a period of five (5) years thereafter, other than sales to Amarin and except to the extent such sales are intended as part of Lilly's distribution outside the Territory. These obligations are specifically intended to survive any expiration or termination of this Agreement.

3.2 Amarin shall submit to Lilly's Regulatory Affairs group an annual marketing plan by October 1st for the coming Year which will include Amarin's plans for the



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promotion, marketing and sale of Permax(R) in the Territory so that Lilly may review such plan to ensure coordination of regulatory compliance. Lilly shall have thirty (30) days to review such marketing plan and provide Amarin with its comments on same. Amarin shall give good faith consideration to Lilly's comments, however, Lilly shall not have the right to approve such plan and Amarin shall be free to implement its annual marketing plan regardless of Lilly's approval of same. Disagreements regarding Amarin's annual marketing plan shall be discussed in good faith between a Lilly nominee and Amarin's Vice President of Marketing. Amarin shall, moreover, provide any written changes to such marketing plan to Lilly as quickly as possible after such changes occur and Lilly shall then have the opportunity to review and provide Amarin with its comments on such changes, which comments Amarin shall consider in good faith.

3.3 Amarin shall have exclusive control over the pricing of Permax(R) for its sales in the Territory, to the extent legally permissible.

3.4 During the term of this Agreement, an employee of Lilly will be designated as a liaison to Amarin and shall be available at reasonable times to consult with Amarin regarding regulatory and clinical matters and the supply, promotion, distribution and sale of Permax(R) in the Territory, as reasonably requested by Amarin. Lilly shall have no obligation to provide any other training or materials to Amarin.

3.5 Amarin will develop, prepare and pay for all product promotional materials, selling aids, journal ads and other items used to promote Permax(R) in the Territory. Throughout the term of this Agreement, Lilly shall provide Amarin, free of charge, with reasonable information regarding Lilly's worldwide sales efforts for Permax(R) as Amarin and Lilly may deem useful for developing sales in the Territory, including, but not limited to market research, promotional materials and



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forecasts prepared by Lilly, as is normally done by Lilly as part of its communications among Affiliates.

3.6 Amarin shall use reasonable efforts consistent with generally accepted business practices and legal requirements to promote and market Permax(R) in the Territory, which efforts shall in no event be less than the efforts customarily given to the promotion of Amarin's other prescription products, and which shall be in accordance with the marketing plan(s) as provided in Section 3.2.

3.7 Amarin will have responsibility for all correspondence with physicians in the Territory related to Permax(R) and Lilly will refer questions related to Permax(R) raised by such physicians to Amarin for its response. However, the foregoing is not intended to restrict Lilly from responding directly to such physicians to the extent required by applicable law or regulation. If Lilly believes that it is appropriate for it to correspond directly with physicians in the Territory related to Permax(R) but is not required by applicable law or regulation, Lilly may do so with the prior written consent of Amarin, such consent to not be unreasonable withheld. Lilly and Amarin will each provide the other with copies of any responses it sends to physicians in the Territory.

3.8 Amarin and Lilly shall each have publication rights with respect to the other party's data regarding Permax(R), provided that the other party gives its prior approval.

                                    ARTICLE 4
                   REGULATORY COMPLIANCE AND CLINICAL AFFAIRS



4.1 (a) Lilly will retain the ownership of its Permax(R) NDA (except as set forth in Section 4.1(b)) and shall file all required filings (except for those set forth in Section 4.2). All communications to the FDA relating to Lilly's Permax(R) NDA, except for those set forth below in



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          Section 4.2, shall come from Lilly. Amarin may if it so desires, apply for its own ANDA and Lilly will provide Amarin authorization to allow the FDA to review information in Lilly's Permax(R) NDA for purposes of approving Amarin's ANDA.

     (b) Lilly, upon written notice to Amarin, has the right but not the obligation during the term of this Agreement to assign and transfer to Amarin all of Lilly's rights, title, and interest in and to the United States New Drug Application 19-385, United States Investigational Drug Application [*] (LY127809, Dopamine Agonist), United States Investigational Drug Application [*] (LY127809, Dopamine Agonist in [*] and [*] without [*]), United States Investigational Drug Application [*] (LY127809, Dopamine Agonist in [*] with [*] ), and all amendments and supplements to such documents (the "U.S. Permax(R) Regulatory Documents"). Such assignment and transfer will be effective, subject to any prior notice required by law to be given to the Food and Drug Administration ("FDA") by the Parties, forty-five
          (45) days after Amarin's receipt of Lilly's written notice. Lilly, upon written notice to Amarin, also has the right but not the obligation during the term of this Agreement to assign and transfer to Amarin all of Lilly's rights, title, and interest in and to the U.S. trademark registration 1382020 for the mark Permax(R) (the "Mark"). Such assignment and transfer will be effective, subject to any notice required by law to be given to the United States Patent and Trademark Office ("USPTO") by the Parties, forty-five (45) days after Amarin's receipt of Lilly's written notice. Lilly will be allowed to retain copies of all assigned and transferred documents for its legal records. If Lilly assigns and transfers the U.S. Permax(R) Regulatory Documents to Amarin, Lilly will retain (and/or Amarin will grant Lilly) a paid-up right to reference the U.S. Permax(R) Regulatory



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          Documents after such assignment and transfer for purposes of obtaining or maintaining its Permax(R) marketing authorizations outside the United States. Within the forty-five (45) days after Lilly's written notice to Amarin that Lilly is exercising either of its rights to assign and transfer hereunder, Lilly and Amarin will negotiate and execute in good faith a written instrument memorializing the assignment(s) so that the assignment(s) may be properly recorded with the FDA and USPTO, as applicable, and shall negotiate in good faith a procedure to coordinate the transfer of information (e.g. adverse event reports) necessary to maintain such transferred item. Lilly shall not charge Amarin for the assignment and transfer of the items described in this Section. If Lilly assigns to Amarin the U.S. Permax(R) Regulatory Documents and/or the Mark, as described above, Amarin agrees to assume full responsibility for the assigned rights and obligations (i.e. legal, financial and otherwise) from the effective date of such transfer, which shall include, without limitation, making all filings, and reports required by to local, state and federal law. Such assignment will not affect Lilly's rights and obligations under the U.S. Regulatory Documents and/or the Mark prior to the effective date of such transfer. If appropriate, the parties will negotiate in good faith a procedure, separate agreement, and/or amendment to this Agreement, necessary or reasonably useful to coordinate the transfer of items and/or information described in this Section.

4.2  (a)  To the extent permitted by the FDA, Amarin shall be responsible for
          (i) reviewing promotional materials and advertising compliance with applicable local, state and federal laws and regulations and (ii) filing in accordance with applicable regulations all promotional materials and advertising with FDA, or other appropriate regulatory bodies, as may be required by FDA or such bodies. Lilly will cooperate with


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          Amarin to coordinate direct access between FDA (DDMAC) and promotional materials and advertising, to the extent such direct access is permitted by FDA. Amarin shall establish standard operating procedures for internal review of promotional materials and advertising, the current version of which is attached as ATTACHMENT A. Amarin shall comply in all material respects with such procedures during the term of this Agreement. Amarin shall submit all proposed amendments to the procedures in Attachment A to Lilly thirty (30) days prior to implementation. Lilly may review and comment on such amendments and Amarin shall consider such comments in good faith.

     (b) Amarin shall submit advance copies of all proposed promotional materials and advertising for Permax(R) for Lilly's review at least thirty (30) days before submission to the FDA. Amarin will discuss with Lilly in good faith any concerns and comments Lilly might have on Amarin's promotional materials and advertising, however, Lilly will have no veto rights over such materials and advertising nor any right to delay or prevent implementation, distribution or use, except as specifically provided in Section 4.2(c), below.

     (c) In the event of a regulatory action related to Amarin's promotional activities (including, without limitation, a notice of violation) for Permax(R) (defined as a written notice of an alleged violation of law or regulation, whether titled or not, by a governmental agency) and Lilly will have the option to re-assume the review and approval of all of Amarin's promotional materials and advertising for Permax(R) for compliance with applicable local, state and federal laws and regulations for a period of six (6) months or such shorter time as in Lilly's discretion may be necessary to ensure to Lilly's reasonable satisfaction that compliance will be assured and no further issues



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          remain. In the event of two (2) or more regulatory actions concerning
          Amarin's promotional activities for Permax(R), Lilly shall have the right in its discretion to reassume permanently such review and approval responsibilities.

     (d) Should Lilly elect to exercise its right of review and approval set forth in subsection (c), it shall discuss such exercise in good faith with Amarin prior to notifying Amarin, in writing, of such exercise and Amarin shall submit all Amarin advertising for Permax(R) for Lilly's review and approval at least thirty (30) days before the date of the intended use. Amarin will not use any such material without Lilly's approval and Lilly agrees to use reasonable efforts to complete its review and respond to Amarin within thirty (30) days of receipt. If Amarin does not receive a response from Lilly within thirty (30) days, Amarin may thereafter send written notice to Lilly that it intends to use such material and Amarin is permitted to use any such material if Amarin does not receive a response from Lilly within ten (10) days of Lilly's receipt of the written notice. At the request of Amarin, Lilly shall discuss with Amarin its reasons for objecting to any item of such written material. Amarin shall provide Lilly a copy of such material immediately prior to use (to allow Lilly to submit it to the FDA).

     (e) Notwithstanding any other provision in this Agreement to the contrary, Amarin shall have no right to modify the package inserts or labeling for Permax(R) cartons and containers without the prior written consent of Lilly, not to be unreasonably withheld.

         Finally, to the extent Amarin is not permitted to file promotional materials or advertising with the FDA or other appropriate regulatory body, Amarin shall provide Lilly with a copy of such material sufficiently in advance of its use to allow



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Lilly to submit it to the FDA or other appropriate body.
Lilly agrees that it will file such items with the FDA or other appropriate body as promptly as reasonably possible and, in no event, later than thirty-five (35) days after receipt of same from Amarin. In such instance, Amarin shall abstain from use of such promotional materials or advertising until it receives confirmation that such items have been submitted to the FDA or such other appropriate body. Furthermore, Lilly shall have an annual audit right for all promotional material and/or advertising prepared by Amarin for Permax(R) in order to ensure that (i) Lilly has a copy of all filings and correspondence between Amarin and the FDA with respect to such items; (ii) Amarin has followed its standard operating procedures for internal review of these items in all material respects; and (iii) Amarin has not received a regulatory action related to its promotional activities for Permax(R).

4.3 Each party shall endeavor to provide the other with information necessary to comply with their respective regulatory obligations.

     (a) While Lilly is supplying Permax(R) to Amarin under Lilly's NDA, Amarin shall submit to Lilly in a timely fashion or at Lilly's request such information as necessary to allow Lilly to comply with the regulatory requirements applicable to the Permax(R) NDA (e.g., adverse drug experience reporting, annual reporting, filing supplements to NDA). Such information to be provided by Amarin to Lilly shall include, by way of illustration but not limitation, information on Permax(R) from any studies, as well as adverse drug experience reports from clinical trials and marketed commercial experience with Permax(R).

     (b) During the term of this Agreement, Lilly shall provide to Amarin on a semi-annual basis, for informational purposes only, copies of significant communications with any governmental agency throughout the world concerning Permax(R) that may have an impact



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          on the distribution and sale of Permax(R) in the Territory, including but not limited to communications relating to the issues that could be reportable to the FDA. Lilly shall be allowed to exclude confidential or proprietary information which has not been licensed to Amarin.

     (c) During the term of this Agreement, Lilly shall promptly notify Amarin if any regulatory action may impact Lilly's supply obligations under this Agreement. Notwithstanding the above, Lilly shall be allowed to exclude confidential or proprietary information which has not been licensed to Amarin.

     (d) If reasonably practicable, Lilly shall consult with Amarin prior to any communication with the FDA concerning any information described in Sections 4.3 (a)-(c) above.

     (e) During the term of this Agreement, each party shall provide the other with copies of significant communications with any governmental agency in the Territory concerning Permax(R) that may have an impact on the distribution and sale of Permax(R) in the Territory, including but not limited to communications relating to issues that could be reportable to the FDA as well as all filings with the FDA. Such communications shall be provided to the other party contemporaneously or, at the very latest, within fifteen (15) days of filing with or receipt of same from the governmental agency. Either party shall be allowed to exclude confidential or proprietary information which has not been licensed to the other.

     (f) During the term of this Agreement, Amarin shall promptly notify Lilly of any regulatory action related to Amarin's promotional activities for Permax(R).



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CONFIDENTIAL

4.4 Specific details regarding the management of adverse event information for Permax(R) will be delineated in a separate document. The pharmacovigilance representatives of the parties will develop within thirty (30) days of the Effective Date a document that identifies which safety information, if any, that will be exchanged; when this information will be exchanged; which party has regulatory reporting responsibilities; who will manage the global safety database; who obtains follow-up information on incomplete safety reports; who reviews the literature for safety report information; who prepares any required periodic safety updates; and the identification of any other details required to appropriately manage safety information for Permax(R). It is understood and agreed that unless and until the NDA for Permax is transferred to Amarin, Lilly, as holder of the NDA, will have the responsibility for reporting adverse events to FDA and otherwise complying with 21 C.F.R. Section 314.80.

4.5 Each party will have the right to conduct its own clinical trials related to Permax(R) in the Territory with the other party's prior consent and approval, which shall not be unreasonably withheld. The party proposing to conduct the clinical trial shall be responsible for updating the Clinical Investigator's Brochure ("CIB") and shall submit the updated CIB to the other party for approval, which shall not be unreasonably withheld, prior to sending it to proposed investigators.

4.6 Each party shall keep the other apprised of the status and results of clinical trials involving pergolide that are conducted by or on behalf of each party, its Affiliates and sublicensees, as the case may be, within or outside of the Territory. The party conducting the trial shall be responsible for making all required reports to the FDA. If Amarin wishes to conduct a clinical trial prior to obtaining its ANDA, the parties shall, prior to commencement of the clinical trial, agree on an acceptable arrangement for submitting reports to the FDA.



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4.7 In the event (i) any government authority issues a request, directive or order that Permax(R) be recalled, (ii) a court of competent jurisdiction orders that Permax(R) be recalled or (iii) Lilly or Amarin reasonably determine, after mutual consultation, that Permax(R) should be recalled, the parties shall take all appropriate corrective actions. In the event such recall results from the breach of Lilly's obligations or warranties under this Agreement or other fault of Lilly, Lilly shall be responsible for the expenses of the recall. In the event such recall results from the breach of Amarin's obligations or warranties under this Agreement, the sale or marketing of Permax in the Territory by Amarin or its permitted sublicensees after the Effective Date of this Agreement, or other fault of Amarin, Amarin shall be responsible for the expenses of the recall. For purposes of this Agreement, the expenses of recall shall be the expenses of notification and return or destruction of the recalled Permax(R), the costs of Permax(R) recalled and any costs directly associated with the distribution of replacement Permax(R). Lilly and Amarin shall cooperate fully with one another in conducting any recall.

                                    ARTICLE 5
                       MANUFACTURE AND SUPPLY OF PERMAX(R)

5.1 Lilly will manufacture, package and label for Amarin and Amarin will purchase from Lilly, except as provided in Sections 5.3, 14.5 and 14.6, all of Amarin's requirements for Permax(R) through April 1, 2008, including Bulk Substance and Packs. The parties will agree to the appropriate labeling and trade dress for Permax(R) that recognizes the house-style of Amarin and the respective responsibilities of the parties and such labeling and trade dress shall be implemented as soon as all applicable regulatory requirements have been met with respect to such labeling and trade dress. Lilly will not be required to re-label or modify the trade dress of any of the Permax(R) product. The parties contemplate that Amarin's name shall appear as the exclusive distributor of Permax(R) in the Territory and Lilly shall appear as the manufacturer of Permax(R).



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5.2 Subject to Sections 5.3, 14.5 and 14.6, Lilly will supply finished, packaged and labeled Packs to Amarin in the quantities of the various dosage forms requested by Amarin and meeting the Specifications applicable at the time of manufacture. The determination of whether a given lot of Permax(R) meets the Specifications and can be released by Lilly to Amarin will be made solely by Lilly. Lilly will manufacture Permax(R) supplied to Amarin hereunder at a site meeting FDA current Good Manufacturing Practices ("cGMP"). Subject to Section 7, Lilly shall use reasonable efforts to ensure that sufficient stock of Permax(R) will be available in its inventory to promptly fill Amarin's orders and that it will have a cGMP manufacturing facility which can produce amounts of Permax(R) during the term of this Agreement to meet Amarin's requirements for sales of Permax(R).

5.3 In the event Lilly decides to subcontract the right to Formulate Bulk Substance or Package Bulk Tablets to a third party, Amarin shall have the right but not the obligation to acquire Bulk Substance or Bulk Tablets from Lilly so that Amarin or a subcontractor to Amarin can complete the Formulation and/or Packaging for Amarin's requirements for Permax(R), provided that applicable regulatory requirements permit Amarin or its subcontractors to do the Formulation and/or Packaging. Amarin desires to exercise its right to Formulate or Package Permax(R), Amarin shall notify Lilly of such determination within ninety (90) days of the date Amarin receives notice from Lilly expressing Lilly's desire to subcontract such right.

5.4 Provided Amarin has the right under Section 5.3 to Formulate and/or Package, Lilly shall assist and transfer to Amarin or its subcontractor all Know-How and licenses necessary to allow Amarin or its subcontractor to Formulate and/or Package. Once Amarin assumes the Formulating and/or the Packaging, Lilly shall be relieved of its obligations under this Agreement related to such activities.



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5.5 If Amarin exercises its right to Formulate and/or Package under Section 5.3,
Lilly agrees to grant Amarin reasonable wastage allowances comparable to Lilly's experience in its Formulation and Packaging activities related to Permax(R). In addition, Lilly shall supply such quantities of Bulk Substance and/or Bulk Tablets as reasonable required to initiate Amarin's Formulation and Packaging activities, including initial runs and stability needs, at a price not to exceed one-third (1/3) of the applicable Supply Price that would then be in effect assuming that Section 6.1(b) is never applicable, provided such material supplied hereunder will not be sold by Amarin.

                                    ARTICLE 6
                                COSTS OF PRODUCT

6.1 Amarin shall pay Lilly for the supply of Permax(R) as follows:

     (a) The initial Supply Price per Pack presentation, Bulk Tablet, Bulk Substance as of the Effective Date shall be as follows:

          $[*] per Pack containing 30 Permax(R) tablets of 0.05 mg strength

          ($[*]per 1000 tablets for 0.05 mg strength Bulk Tablets)

          $[*] per Pack containing 30 Permax(R) tablets of 0.25 mg strength

          ($[*]per 1000 tablets 0.25 mg strength Bulk Tablets)

          $[*] per Pack containing 100 Permax(R) tablets of 0.25 mg strength

          ($[*]per 1000 tablets for 0.25 mg strength Bulk Tablets)



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          $[*] per Pack containing 100 Permax(R) tablets of 1.0 mg strength

          ($[*]per 1000 tablets for 1.00 mg strength Bulk Tablets)

          $[*] per gram of Bulk Substance

         The Supply Price for any Pack containing a different tablet number or strength shall be agreed upon by Lilly and Amarin generally in a manner consistent with that used to establish the initial Supply Prices above.

(b) Beginning May 1, 2002, and every anniversary thereafter, the Supply Price set forth in Section 6.1(a) shall be increased in percentage terms by the greater of (i) two thirds (2/3) of the percentage change in [*]or (ii) one third (1/3) of the percentage change in the [*], that has been experienced or reported in the preceding twelve (12) month period ending March 31st. For purposes of the first increase, the parties shall utilize Elan's Net Wholesale Price for any portion of the twelve-month period ending March 31, 2002 in which Elan was the distributor of Permax in the Territory.

     (c) If any law or regulation becomes effective after the Effective Date, or if Amarin encounters generic competition (other than from an Affiliate of Amarin or any other Amarin partner in the area of adjunctive therapy or monotherapy for the treatment of Parkinson's disease), which significantly restricts or lowers Amarin's [*] of Permax(R) and Amarin determines that its Margin has fallen below [*] percent ([*]%), Amarin will notify Lilly of such determination and Amarin shall allow Lilly or Lilly's independent auditors access to such financial records of Amarin's Margin determination. Within sixty (60) days of such notice, Amarin and Lilly will agree to an adjustment to the future Supply Price for Permax(R) or such other rebates or allowances so that Amarin



                                       23
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and Lilly share proportionally in the reduction of their respective Margins;
provided, however, that in no event will the Supply Price be reduced below [*] percent ([*]%) of the Supply Price on the Effective Date of the Third Amendment, increased by any appropriate factor equivalent to the increase in the [*]
(with August, 1997 as the baseline measurement date (i.e. 2.2)) from that Effective Date, to the extent this Section 6.1(c) is triggered by Amarin. Notwithstanding the above, in the event Amarin in its reasonable business judgment recommends to Lilly that Amarin's Net Wholesale Price be voluntarily reduced due to competitive or other market circumstances, Lilly agrees to negotiate in good faith a reduction in Supply Price.

     (d) Notwithstanding the foregoing, the Supply Price for Permax shall remain at the Supply Price in effect as of September 30, 200[*] until Amarin's Margin is improved by [*]% over Elan's Margin as of September 30, 200[*] (i.e. when Amarin's Margin increases to [*]%). Thereafter, Supply Price adjustments shall be determined by Section 6.1(b) and (c), without retroactive adjustment to account for the time period between October 1, 200[*] and the date the Margin improvement described above occurs.

6.2 Payments shall be made by Amarin to Lilly in United States dollars on a shipment-by-shipment basis based on Lilly's invoice. So long as the Guaranty between Lilly and Elan is effective, payments shall be made on a net 60-day basis after the date of invoice, which date shall be no earlier than the requested date of delivery. After the expiration or earlier termination of the Guaranty, Amarin acknowledges that Lilly will establish a credit line for Amarin to facilitate its purchases of Permax(R) and that Lilly may periodically review and adjust this credit line as it deems appropriate, in accordance with Lilly's credit approval



                                       24
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CONFIDENTIAL

guidelines then in place for customers of equivalent size, history, creditworthiness and purchase volume, and any other reasonable factors typically taken into account by Lilly under such guidelines . In consideration for providing this credit line, Amarin agrees to provide Lilly, upon request, the financial information reasonably necessary for Lilly to perform credit reviews; provided, however, that if Amarin does not provide such information, or if Lilly's analysis of that information does not meet Lilly's standard credit approval guidelines, then Lilly will have the right to require a letter of credit (containing terms and conditions reasonably acceptable to Lilly) drawn on an internationally recognized bank in advance of shipment. Lilly also reserves the right to ask for cash in advance of shipment should Amarin experience a condition of insolvency, or if notice of intent to terminate has been issued pursuant to Section 14. All payments will be made by means of an electronic funds transfer, as reasonably requested by Lilly to an account designated by Lilly, except as provided in the prior paragraph.

6.3 Amarin will pay all sales, use, property or similar taxes relating to Amarin's sales of Permax(R) in the Territory and shall pay all sales, use, property or similar taxes relating to sales of Permax(R) by Lilly to Amarin hereunder. Lilly shall pay all sales, use, property of similar taxes relating to its sale of Permax outside of the Territory. Amarin will be responsible for the payment of any deductions from gross sales to calculate Net Sales.

6.4 Lilly will provide Bulk Tablets to Amarin for Samples at a price equal to [*] ([*]) of the Supply Price that would then be in effect for Bulk Tablets assuming that Section 6.1(c) is never applicable. If Amarin requests Lilly to Package



                                       25
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CONFIDENTIAL

Samples (or if Amarin is unable to comply with all applicable regulatory requirements to allow Lilly to ship Bulk Tablets to Amarin), Lilly will supply packaged Samples to Amarin at a price equal to [*] ([*]) of the Supply Price that would then be in effect for Permax(R) assuming that Section 6.1(c) is never applicable. In addition to the Supply Pricing for Samples described above, Lilly shall include a reasonable, mutually agreed up-charge for packaging Samples in multi-container packaging, which the parties may change from time to time by mutual agreement.

6.5 Lilly will from the Effective Date provide Amarin with reasonable quantities of Permax(R) for distribution by Amarin pursuant to the Programs; provided that such quantities of the 1 mg tablets do not exceed [*] percent ([*] %) of Amarin's sales of such tablets in any given calendar year. Amarin will separately account for all strengths and quantities of Permax(R) distributed under the Programs. Amarin's cost for Permax(R) distributed through the Programs shall be [*] ([*]) of the then-current Supply Price for Bulk Tablets or Pack presentation, as the case may be, of the same strength. The quantities of Permax(R) purchased by Amarin for the Programs shall be separately accounted for by Amarin at the prices provided for in the previous sentence and aggregated for each calendar quarter in which Program shipments occur (the "Program Credit"). Program Credit amounts shall be identified as such and applied by Amarin as a credit against open invoices in any successive quarter, on an ongoing basis, until all outstanding Program Credits are exhausted.

         Lilly and Amarin shall each have the right to inspect the other's records pertaining to shipments, invoices and payments under the Programs for the purpose of verifying compliance with this Section 6.5. Such inspections may occur at reasonable times during normal business hours, upon advance written request, but no more frequently than once per calendar quarter. Any errors in



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CONFIDENTIAL

calculation of applicable prices and payments for Program shipments shall be promptly corrected by payment from the appropriate party.

6.6 Payments due and unpaid under this Agreement shall bear interest from the date payment is due at an interest rate equal to two percent (2%) above the average prime rate for the thirty (30) days prior to the date payment is due and as reported in the Money Rates section of the Wall Street Journal, or similar reputable source, calculated daily on the basis of a three-hundred sixty (360) day year.

                                    ARTICLE 7
                               ORDERING PROCEDURE

7.1 Within thirty (30) days after the Effective Date, Amarin will provide Lilly with a non-binding five-year forecast of its projected requirements per Pack strength during each Year. Thereafter, Amarin shall provide a rolling five-year forecast to Lilly by October 31st of each Year.

7.2 Commencing ninety (90) days prior to the commencement of the second full calendar quarter after the Effective Date, and ninety (90) days prior to the beginning of each calendar quarter thereafter, Amarin shall provide Lilly with a written forecast of its estimated purchase requirements per Pack strength (or for Bulk Substance or Bulk Tablets, as the case may be) for each quarter in the ensuing 24-month period. Each first quarter projection in such 24-month forecast shall be that quarter's "Purchase Requirement". The Purchase Requirement for the first partial and the first full calendar quarter shall be based upon the last 24-month forecast submitted to Lilly by Amarin or Elan prior to the Effective Date. Amarin's orders and purchases and Lilly's obligations to supply Permax(R) shall be subject to the following:



                                       27
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CONFIDENTIAL

     (a) Each quarter Amarin must purchase at least ninety percent (90%) of that quarter's Purchase Requirements.

     (b) Lilly shall not be obligated to supply in any quarter more than one-hundred twenty percent (120%) of that quarter's Purchase Requirement.

     (c) Actual orders are to be issued by Amarin to Lilly at least ninety (90) days in advance of requested delivery dates.

     (d) Lilly agrees to maintain in inventory a supply of Permax(R) (either in Bulk Substance, Bulk Tablets or finished product) equal to the lesser of ten (10) kg of Bulk Material or an amount sufficient to meet Amarin's forecast for the two (2) quarters following the most recent quarter, except to the extent the forecast for such quarters significantly exceeds prior forecasts. In addition, Lilly also agrees to maintain in inventory for the Territory an amount equal to the lesser of ten (10) kg of Bulk Substance or an amount sufficient to meet Amarin's forecast for the two (2) quarters following the most recent quarter in inventory for the Territory. The maintenance of the foregoing inventory levels shall not be required during the period between the time Lilly depletes its existing Permax(R) inventory and the time Lilly restocks its inventory with Permax(R) with Amarin's labeling and trade dress.

On a calendar quarter basis, Lilly shall report to Amarin the total inventory of Permax(R) held in inventory for the Territory, including Bulk Substance and Bulk Tablets.

7.3 Lilly will ship the product to Amarin in accordance with Amarin's reasonable shipping instructions. All shipments will be on an FOB Lilly's U.S. production facility/distribution center basis. Amarin will pay all costs associated



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CONFIDENTIAL

with shipping (transportation, insurance, taxes, tariffs, etc.). Title and risk of loss shall pass to Amarin upon delivery to the carrier.

7.4 Amarin will examine and inspect the product within sixty (60) days of receipt. Any claims by Amarin for refunds or returns for defective product must be raised within the inspection period. Lilly's obligation to Amarin for defective product will be limited to replacing defective product with conforming product. In no event will Lilly's liability to Amarin exceed the Supply Price for such product.

                                    ARTICLE 8
                                 CONFIDENTIALITY

8.1 Each party shall use all reasonable efforts to prevent the disclosure of any Know-How, Improvements or any other information disclosed to it by the other party under this Agreement without the other party's prior written consent. Neither party shall use such information for its own benefit or for the benefit of third parties except for the purpose of performing its rights and obligations under the Agreement, without the other party's prior written consent.

8.2 This restriction shall not apply to any information which the disclosing or using party can establish:

          (a) is, at the time of use or disclosure, in the public domain without fault of the disclosing or using party;

          (b) was in its possession at the time of receipt and was not acquired, directly or indirectly, from the other party or an Affiliate subject to confidentiality relative to the disclosed information;

          (c) was obtained from a third party without restriction as to use or disclosure, provided, however, that such information was not



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               obtained by such third party, directly or indirectly, from the disclosing or using party; and

          (d) has been developed independently of information received from the other party.

8.3 Nothing in this Section 8 shall prevent the disclosure of information (i) to those proper governmental agencies or others as part of an initial submission or to the extent required by law or governmental regulation; and/or (ii) to consultants, subcontractors and others who have signed an agreement not to use such information and to keep the information confidential no less restrictive than as set forth herein.

8.4 The obligations in this Section 8 shall survive the Agreement for five (5) years as and from the date of termination or expiration of the entire Agreement.

                                    ARTICLE 9
                REPRESENTATIONS AND WARRANTIES; CERTAIN COVENANTS

9.1 Lilly warrants that it has the right to grant Amarin the licenses set forth in this Agreement, except as limited by Athena's or Elan's rights in the Mark or Permax(R). Lilly warrants that there is no impediment to Lilly's granting such licenses or entering into this Agreement, except as limited by Athena's or Elan's rights in the Mark or Permax(R). Furthermore, Lilly represents and warrants to Amarin that:

          (a) there is no other patent or other proprietary technology other than the Know-How, Patent Rights and the Mark licensed to Amarin hereunder for which a license would be required for the manufacture, promotion, distribution and sale by Amarin of Permax(R) as contemplated by this Agreement;



                                       30
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          (b)  Lilly has not granted rights or licenses in derogation of this
               Agreement and the Agreement will not be in conflict with any other material existing agreements to which it is a party;

          (c) it knows of no patent or trade secret rights which are owned by a third party which would be infringed by the practice of the Patent Rights to manufacture, promote, distribute and sell Permax(R) in the Territory;

          (d) EXHIBIT A contains a complete and accurate listing, with dates of filing and dates of issuance, of the Patent Rights;

          (e) Lilly has not received any communication, and is not aware that any party had made claim, which challenges or is inconsistent with any of the statements contained in this Section 9.1;

          (f) Lilly is the sole owner of the entire right, title and interest in and to the Patent Rights listed on EXHIBIT A hereto and the inventors named in the Patent Rights listed in EXHIBIT A have assigned such Patent Rights to Lilly.

9.2 Lilly agrees that it shall not enter into any other agreements that conflict with rights or obligations provided hereunder, including any rights and obligations that survive termination hereof.

9.3 Lilly covenants that for so long as Amarin has a license to use the Mark under Section 2.2 and thereafter if the Mark is assigned to Amarin, neither Lilly nor Lilly's Affiliates will use the Mark or any trademark, trade name or service mark confusingly similar to the Mark within the Territory.



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9.4 Lilly warrants that its manufacture and quality assurance of Permax(R) will comply to the Specifications and cGMP requirements applicable at the time of manufacture. Prior to Amarin obtaining its ANDA, Lilly will not make any changes in the Specifications that will affect Permax(R) to be supplied by Lilly to Amarin without Amarin's consent, which consent shall not be unreasonably withheld. After Amarin obtains its ANDA, Amarin will not make any changes in the Specifications that will affect Lilly's manufacture or Permax(R) for Amarin without Lilly's consent, which consent shall not be unreasonably withheld.

9.5 Lilly warrants that the products comprising each shipment or other delivery made by Lilly to Amarin, as of the date of such shipment or delivery, shall be neither misbranded, nor adulterated within the meaning of the Federal Food, Drug and Cosmetic Act, or introduced in interstate commerce in violation of Section 505 (New Drug Provisions) of the Act as a result of Lilly's actions.

9.6 Amarin represents and warrants to Lilly that it will comply with the requirements of the Prescription Drug Marketing Act of 1987 (PDMA) and any regulations promulgated thereunder. Amarin will comply with written procedures developed by Amarin. Amarin will forward to Lilly copies of any notices sent to governmental agencies under the PDMA. Amarin will provide Lilly with copies of all records required to be maintained under the PDMA on a periodic basis upon request. Lilly will have the right, upon prior notice and at a mutually convenient time, to conduct periodic audits of Amarin's records, procedures and facilities to ensure compliance with the PDMA. Amarin will defend and indemnify Lilly from and against any claims, actions or liability arising under the PDMA as a result of Amarin's distribution of Permax(R) samples.

9.7 Lilly and Amarin both represent and certify to the other that they are not debarred and that they have not and will not use in any capacity the services of any person who has been debarred under subsections 306(a) or (b) of the Generic Drug Enforcement Act of 1992 at the time such services are performed.



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9.8 Amarin represents, warrants and covenants to Lilly that:

          (a) it has not entered into a material agreement that would conflict with any of its obligations under this Agreement and Amarin agrees that it shall not enter into any other agreements that conflict with rights and obligations provided hereunder, including any rights and obligation that survive termination hereof;

          (b) it had reasonable access to all information regarding Permax(R) as deemed necessary by Amarin; and

          (c) it shall comply with all applicable local, state and federal laws and regulations applicable to its activities related to Permax(R).

                                   ARTICLE 10
                          INDEMNIFICATION AND INSURANCE

10.1 Amarin shall indemnify and hold Lilly, its officers, directors, employees and agents harmless from and against any and all liabilities, claims, suits, damages, losses, costs or expenses (including reasonable attorneys' fees) (collectively "Claims") incurred by or rendered against Lilly, its officers, directors, employees and agents to the extent such Claims are caused by (or are alleged to have been caused by) Amarin's: (i) negligence, gross negligence, recklessness or willful misconduct, (ii) manufacturing, packaging, testing, use, labeling, storage, handling, promotion, distribution and sale of Permax, (iii) breach of any representations, warranty, or covenant under this Agreement, or
(iv) actions in connection with any aspect of Amarin's marketing activity for Permax(R) (including activity with any third party) (collectively, "Amarin Activities"). Such indemnification shall not apply to the extent that such Claims are caused by (or are alleged to have been caused by) Lilly's: (i) negligence, gross negligence,


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recklessness or willful misconduct, (ii) manufacturing, packaging, testing, use, labeling, storage, handling, promotion, distribution and sale of Permax(R) outside the Territory or prior to the date of execution of this Agreement within the Territory or prior to the date of execution of this Agreement within the Territory, or (iii) breach of any representations, warranty or covenant under this Agreement (collectively, "Lilly Activities").

10.2 Lilly shall indemnify and hold Amarin, its officers, directors, employees and agents harmless from and against any and all Claims incurred by or rendered against Amarin, its officers, directors, employees and agents to the extent such Claims are caused by Lilly Activities. Such indemnification shall not apply to the extent that such Claims are caused by (or alleged to have been caused by) Amarin Activities.

10.3 Lilly shall promptly notify Amarin of any Claim brought against Lilly for which Lilly seeks indemnification and shall permit Amarin, at Amarin's cost and expense, to respond to and control the defense of such Claim. Lilly shall have the right to participate in any defense to the extent that in its judgment, Lilly will be prejudiced thereby. In any Claim in which Lilly seeks indemnification by Amarin, Lilly shall not settle, offer to settle or admit liability or damages in any such Claim without the consent of Amarin, which consent shall not be unreasonably withheld.

10.4 Should Amarin seek indemnification from Lilly, Section 10.3 shall apply reciprocally.

10.5 Each party shall maintain levels of product liability insurance coverage consistent with general industry standards with respect to its activities as contemplated by this Agreement. Notwithstanding the foregoing, Lilly may choose to self-insure and Amarin may self-insure with Lilly's consent, which will not be unreasonably withheld.



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10.6 In the event of a regulatory action or a private action in connection with any aspect of Amarin's marketing activity for Permax(R) (including activity with any third party), Amarin will, in addition to the indemnification obligations set forth in Section 10.1, above, do the following: (i) act in full cooperating with Lilly to resolve the action in an expeditious manner; and (ii) reimburse Lilly for any reasonable internal costs incurred by Lilly in defending, negotiating or settling the situation with the appropriate government body or private party. Lilly shall not settle any regulatory or private action without Amarin's prior written consent, not to be unreasonably withheld.

10.7 The obligations in this Section 10 shall survive termination of this Agreement.

                                   ARTICLE 11
                                  IMPROVEMENTS

11.1 Improvements made by either party and/or its Affiliates or sublicenses shall be the property of the party making such Improvements. Both parties will cooperate as reasonably necessary to perfect title to such Improvements in the name of the party entitled to same. Each party shall promptly disclose to the other party the general nature of any Improvements made by it, its Affiliates and/or sublicensees along with sufficient detail to enable the other to reach a decision as to whether it desires to commercially develop such Improvements itself or share the costs of such development based on the relative value of the Improvements. The parties agree to negotiate in good faith a separate agreement relating to such development and granting licenses to the other party as set forth in Section 11.2. No party may initiate any clinical studies on indications for Permax(R) other than for the management of the signs and symptoms of Parkinson's disease as described in Section 4.5 without the other party's written consent, which shall not be unreasonably withheld.



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11.2 To the extent Lilly is legally free to do so, the separate development agreement shall grant Amarin a sole license, with a right of sublicense, free of charge in the Territory to make, use and exclusively sell such Improvements, as appropriate, pursuant to the terms of this Agreement, except for Lilly's right to manufacture and distribute such Improvement for its sales to Amarin and its own sales outside the Territory. To the extent Amarin is legally free to do so, the separate development agreement shall grant Lilly an exclusive license, with right of sublicense, free of charge to make, use and sell outside the Territory any Improvements made by Amarin, its Affiliates and/or sublicensees hereunder for use only with products containing pergolide.

11.3 After expiration of this Agreement, other than pursuant to Section 14.2 with respect to Improvements made by Lilly or Section 14.3 with respect to Improvements made by the terminating party, either party shall be entitled to continue to use and/or develop Improvements made by the other party as provided in the separate development agreement.

                                   ARTICLE 12
                       PATENTS AND TRADEMARK INFRINGEMENT

Amarin shall advise Lilly promptly upon Amarin's becoming aware of any infringement by a third party of the Patent Rights or the Mark. Lilly shall advise Amarin promptly upon Lilly's becoming aware of any infringement by a third party of the Patent Rights or the Mark in the Territory. If warranted in the opinion of Lilly, Lilly shall promptly take such legal action as Lilly deems appropriate to restrain such infringement. Amarin may be represented by counsel or professional advisors of its own selection at its own expense in any suit or proceeding brought to restrain such infringement, but Lilly shall have the right to control the suit or proceeding brought by Lilly. In the event Lilly chooses not to take legal action to restrain any infringement, it will promptly inform Amarin of its



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decision not to do so, in which event Amarin shall have the right, at Amarin's expense, to control any suit or proceeding brought to restrain such infringement. Each party will cooperate fully with the other in any attempt to restrain an infringement. Any recovery from a suit or proceeding brought to restrain infringement in the Territory shall be shared first in proportion to the costs reasonably incurred by each party in bringing such action or proceeding and in cooperating in any such action or proceeding, and then once such costs are paid, shall be shared forty percent (40%) by Lilly and sixty percent (60%) by Amarin.

                                   ARTICLE 13
                                  FORCE MAJEURE

Neither party shall be responsible to the other for any failure or delay in performing any of its obligations under this Agreement or for other non-performance hereof (except for obligations to make payments), provided that such delay or non-performance is occasioned by a cause beyond the reasonable control and without fault or negligence of such party, including, but not limited to act of God, fire, flood, explosion, sabotage, riot, or accident; delays by suppliers of fuel, power, raw materials, containers, or transportation; breakage or failure of machinery or equipment, strikes or labor trouble; or court order or governmental restriction or interference, and provided that such party promptly informs the other party and that it will again commence to perform its obligations as soon as possible after the relevant cause has ceased its effect.

                                   ARTICLE 14
                              TERM AND TERMINATION

14.1 This Agreement shall become effective on the Effective Date. Unless extended in writing on mutually agreeable terms and conditions, this Agreement will expire on April 1, 2008.



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14.2 Notwithstanding the foregoing, Amarin may terminate this Agreement at any time upon ninety (90) days notice to Lilly, provided that upon the effective date of such termination, Amarin shall immediately cease all use, promotion, marketing and sales of Permax(R) and shall immediately assign to Lilly Amarin's ANDA and any other regulatory approvals applicable to Permax(R) or Improvements. Notwithstanding the foregoing, in the event of the termination of this Agreement by Amarin under this Section 14.2, Amarin shall promptly purchase from Lilly all inventory held by Lilly with Amarin's labeling and trade dress and Amarin shall promptly make an accounting to Lilly of Permax(R) as of the date of such termination and Amarin shall have the right to promote, market and sell its stock for a reasonable period after the date of such termination sufficient to sell all inventory, provided, Lilly or a third party designated by Lilly shall have the right to repurchase the inventory at the Supply Price charged to Amarin for such inventory.

14.3 Either party may terminate this Agreement immediately by written notice of termination to the other in the event:

          (a) the other party (the "Breaching Party") shall commit a material breach of any of the provisions of this Agreement and shall not, within forty-five (45) days (fifteen (15) days for payments that are past due) of request or written notice of breach by the non-breaching party remedy such breach. The right of either party to take this action with respect to breach shall not be affected in any way by its waiver of or failure to take any action with respect to any previous breach.

          (b) The other party (the "Troubled Party") becomes generally unable to pay its debts when due or makes an assignment for the benefit of creditors, has instituted on its behalf or against it proceedings in voluntary or involuntary bankruptcy (and fails to aggressively



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               defend such involuntary bankruptcy proceeding within ninety (90)
               days), or is dissolved, wound up or confiscated, sequestered or in any other way transferred into state ownership, or has a receiver or trustee of its property appointed, provided the non-Troubled Party gives ten (10) days written notice to the Troubled Party.

14.4 Except as specifically provided in this Agreement, in the event this Agreement is terminated under Sections 14.2, 14.3 or 14.4, all licenses and rights granted hereunder to the terminating, Breaching or Troubled Party, as the case may be, including without limitation any licenses and rights to Improvements, shall revert to the granting party and all confidential information and documents containing Know-How held by the other, terminating, Breaching or Troubled Party shall be returned to the granting party upon its request, except that one (1) copy of each document may be retained in legal files for record purposes. In addition, if Amarin is the Breaching or Troubled Party, Amarin shall immediately, upon such termination, assign to Lilly Amarin's ANDA and any other regulatory approvals applicable to Permax(R) or Improvements.

14.5 Lilly may terminate its manufacturing and supply obligations under this Agreement for any reason at any time upon three (3) years prior notice to Amarin. Upon such notice of termination, Lilly shall grant to Amarin a sole license to exclusively manufacture Permax(R) in the Territory, with the right to sublicense, under the Patent Rights and Know-How, except for Lilly's right to manufacture Permax(R) for its sales outside the Territory. Within eighteen (18) months of such termination, Lilly shall provide to Amarin all Know-How reasonably necessary or desirable for the efficient manufacture of Permax(R) provided that sales of Permax(R) manufactured by Amarin shall not commence before such termination without the prior written consent of Lilly.

14.6 No later than three (3) years prior to expiration of this Agreement the parties shall negotiate in good faith for the terms of a new agreement for the



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continued and uninterrupted supply of Permax(R) for Amarin by Lilly. In the event the parties are unable to agree on the terms for such supply of Permax(R) after six (6) months of negotiation, or longer if agreed by Amarin and Lilly, then in that event Lilly shall, upon expiration of this Agreement, grant to Amarin a sole license to exclusively manufacture Permax(R) in the Territory, with the right to sublicense, under the Patent Rights and Know-How, except for Lilly's right to manufacture Permax(R) for its sales outside the Territory. Within eighteen (18) months of the expiration of this Agreement, Lilly shall provide to Amarin all Know-How reasonably necessary or desirable for the efficient manufacture of Permax(R) provided that sales of Permax(R) manufactured by Amarin shall not commence before the expiration of this Agreement without the prior written consent of Lilly.

14.7 Lilly agrees to treat Amarin or an Amarin subcontractor as if Amarin or the Amarin subcontractor were a Lilly manufacturing facility for purposes of transferring licenses and Know-How pursuant to Sections 14.5, 14.6 and 15(b).

14.8 Upon the termination of this Agreement for any reason each provision which is specified to continue beyond such termination shall continue in force and effect to the extent necessary to effectuate its purpose.

                                   ARTICLE 15
                                    LIABILITY

Notwithstanding anything else to the contrary contained in this Agreement:

          (a)  Should Amarin fail to comply with its obligations set forth in
               Section 3.7, Lilly's sole remedy, after ninety (90) days written notice to Amarin, should Amarin continue to fail to comply with such obligations, shall be to convert the exclusive licenses granted according to Section 2.1 into non-exclusive licenses.



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CONFIDENTIAL

          (b) In the event Lilly should commit a material breach of its obligation to supply Amarin's requirements of Permax(R) in accordance with Section 5 and 6.4 hereof and fails to cure such breach during the period as set forth in Section 14.3(a), Lilly shall grant to Amarin a license to manufacture Permax(R) in the Territory, under the Patent Rights and Know-How, except for Lilly's right to manufacture Permax for its sales outside the Territory. Lilly shall promptly deliver to Amarin all Know-How necessary or desirable for Amarin to manufacture or subcontract the manufacture of Permax(R) and shall cooperate and assist Amarin in the transfer or use of any License, registrations or information reasonably required by Amarin to permit Amarin to manufacture Permax(R).

                                   ARTICLE 16
                           ASSIGNMENT; SUBCONTRACTING

16.1 Assignment. Except as provided in Section 16.2, neither party may assign its rights or obligations under this Agreement (other than to Affiliates) without prior written authorization from the other party, except that an assignment may be made to a third party acquiring all or substantially all of the business of Lilly or Amarin, as the case may be, or entering into a merger with Lilly or Amarin, as the case may be.

16.2 Notwithstanding the foregoing, Lilly may subcontract or assign, in whole or in part, its obligations to manufacture Permax(R) for Amarin hereunder to a third-party, provided that such third-party manufacturer agrees to (i) not use Permax(R) manufacturing Know-How or other information provided by Lilly relating to Permax(R) other than for the supply of Permax(R) to Amarin or Lilly; and (ii) such agreement does nor relieve Lilly of its obligations under this Agreement.



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                                   ARTICLE 17
                                  MISCELLANEOUS

17.1 Limitation of Liability. Neither party shall be liable to the other party for indirect, incidental or consequential damages. Nothing in this Section 17.1 is intended to limit or restrict the rights or obligations of Amarin or Lilly under Section 10.

17.2 Validity. Should one or several provisions of this Agreement be or become invalid, then the parties hereto shall substitute such invalid provisions by valid ones, which in their economic effect come so close to the invalid provisions that it can be reasonably assumed that the parties would have contracted this Agreement with those new provisions. In case such provisions cannot be found, the invalidity of one of several provisions of the Agreement shall not affect the validity of the Agreement as a whole, unless the invalid provisions are of such essential importance for this Agreement that it is to be reasonably assumed that the parties would not have contracted this Agreement without the invalid provisions.

17.3 Applicable Law. This Agreement shall be construed and the rights of the parties determined in accordance with the substantive laws of the State of Delaware, without regard to Delaware choice of law provisions.

17.4 Notice. All notices which are required or may be given pursuant to this Agreement shall be sufficient upon receipt, if given in writing and delivered by hand, by electronic media or by registered or certified mail, postage prepaid and addressed as follows:

If to Lilly, to                             Vice President, Manufacturing
                                            Eli Lilly and Company
                                            Lilly Corporate Center
                                            Indianapolis, IN  46285



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         With a copy to                   General Counsel
                                          Eli Lilly and Company
                                          Lilly Corporate Center
                                          Indianapolis, IN  46285

If to Amarin                              Vice-President, Commercial Development
                                          Amarin Corporation, plc
                                          Two Belvedere Place, Suite 330
                                          Mill Valley, CA  94941

         With a copy to                   General Counsel & Secretary
                                          Amarin Corporation, plc
                                          7 Curzon Street
                                          London W1J 5HG UK

The address of either party set forth above may be changed from time to time by written notice in the manner described herein from the party requesting the change. All payments due under this Agreement shall be payable in United States dollars at the addresses listed in this Section 17.4 or such other address as set forth in Lilly's invoice to Amarin.

17.5 Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof. No amendment or alteration of this Agreement shall be valid unless agreed upon by both parties in writing. The Exhibits to this Agreement shall be considered an integral part hereof.

17.6 Waiver. The waiver by either party hereto of any right hereunder of the failure to perform or of a breach by the other party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other party whether of a similar nature otherwise.



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17.7 Obligations. Termination of this Agreement shall not affect obligations accrued prior to termination.

17.8 Performance by Affiliates. Any party hereto may satisfy any of its obligations hereunder through any of its Affiliates, provided, however, that each party guarantees the performance at all times of any such party's obligations so delegated pursuant to this section.

17.9 Effect of this Amended and Restated License and Supply Agreement. This Agreement amends and restates the Elan License Agreement. By its effect and upon execution hereof by the parties, this Agreement shall supersede the Elan License Agreement, and the Elan License Agreement shall have no further force or effect as between the parties.

17.10 Media Relations/Public Disclosure. Each party shall provide the other with as much advance notice as is practical of any proposed use of the other's name in any written public disclosure or press release. If such a public disclosure is required by law, rule or regulation, the disclosing party shall provide copies of the disclosure reasonably in advance of such disclosure for the prior review and comment by the nondisclosing party's external corporate communications (public relations) department.

17.11 Survival. The provisions of this Section 17 (other than Section 17.10) will survive termination or expiration of this Agreement.



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CONFIDENTIAL

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, in duplicate originals, by their respective officers thereunto duly authorized, the day and year herein written.

ELI LILLY AND COMPANY

By:    /s/ John C. Licklighter
   -----------------------------
Title: Executive Vice President
      --------------------------
Date:  5/30/02
     ---------------------------


AMARIN CORPORATION, PLC

By:    /s/ Michael D. Coffee
   -----------------------------
Title: PRES. AND COO
      --------------------------
Date:  6/3/02
     ---------------------------


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


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                                    EXHIBIT A

                                  PATENT RIGHTS






                                                                     Filing             Issue
                                                                      Date               Date
                                                                     ------            -------
A.   Compound and Parkinson's indications

              U.S. Patent 4,166,182                                  2/8/78            8/28/79
              U.S. Patent 4,180,582                                  2/8/78            12/25/79


B.   Presently used stabilization method

              U.S. Patent 5,114,948                                  10/19/89          5/19/92


C.   Synthetic methods

              U.S. Patent 4,782,152                                  8/16/85           11/1/88
              U.S. Patent 5,463,060                                  5/21/92           10/31/95

D.   Additional indications

              U.S. Patent 5,416,090                                  12/8/92           5/16/95
              U.S. Patent 5,063,234                                  4/5/91            11/5/91

E.   Additional formulation methods

              U.S. Patent 4,797,405                                  10/26/87          1/10/89




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


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                                    EXHIBIT B

Permax(R) supplied by Lilly shall conform to the Specifications of Lilly's NDA and Lilly will use its best efforts to assure that the Permax(R) has a minimum thirteen (13) months' expiry dating remaining when delivered to Amarin. Should stability lot production, lot manufacture scheduling problems, special testing requirements or other factors result in Lilly delivering to Amarin quantities of Permax(R) with less than thirteen (13) months' expiry dating remaining, Lilly and Amarin agree to cooperate in arranging distribution of those quantities to Amarin wholesalers who will accept the expiry dating remaining. If notwithstanding that cooperation, the Permax(R) with less than thirteen (13) months' expiry dating remaining when delivered to Amarin is not distributable by Amarin to its wholesalers, Amarin may return that Permax(R) to Lilly on a full credit basis.


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